UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2019

BioLargo, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-19709	65-0159115
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

14921 Chestnut St., Westminster, California	92683
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 643-9540

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company.          ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.                    ☐

1.01 Entry into a Material Definitive Agreement

Vernal and Chappy Bean Investments (notes dated September 19, 2018)

On March 5, 2019, we (BioLargo, Inc., the “Company”) executed amendments to two promissory notes dated September 19, 2018, with (i) Vernal Bay Investments, LLC (“Vernal”) in the original principal amount of $280,000, and (ii) Chappy Bean, LLC (“Chappy Bean”) in the original principal amount of $120,000. The amendments extended the maturity date of the two notes to June 6, 2019, and provide that we may further extend the maturity date of the notes to September 6, 2019 by giving written notice of such extension and increasing the principal due on the notes by 10%. We had previously extended the maturity dates of these notes on January 3, 2019 pursuant to a similar election whereby the principal amounts of the notes each increased by 10%, to $308,000 and $132,000, respectively. As consideration of the extension of the maturity dates reflected in the March 5th amendments, we (i) increased the annual percentage rate of interest from 12% to 18%, effective as of March 7, 2019, and (ii) lowered the exercise price, and increased the number of shares available, on the warrants issued to the two investors. With respect to the warrants, Vernal Bay had been issued a warrant to purchase 1,387,500 shares at $0.25 per share, expiring September 19, 2023. We agreed to lower the exercise price to $0.20 per share, and proportionately increase the number of shares in the warrant to 1,734,375. By doing so, the maximum investment amount under the warrant of $346,875 remained the same. Chappy Bean’s warrant to purchase 600,000 was similarly modified, such that it now allows for the purchase of 750,000 shares at $0.20 per share.

Tangiers Global (Note due November 5, 2019)

On March 7, 2019, we received $150,000 pursuant to an amendment to the $495,000 convertible promissory note issued to Tangiers Global, LLC (“Tangiers”) dated January 31, 2019 (the “Tangiers Note”). This was the second of two installments due under the note; the original investment of $300,000 was received February 5, 2019. The principal amount due under the Tangier’s Note as of today’s date is $495,000. The note matures November 5, 2019.

The Tangiers Note is convertible at the option of Tangiers at a conversion price equal to 75% of the lowest closing bid price of the Company’s common stock during the 25 consecutive trading days prior to the conversion date. We may prepay the Tangiers Note up to 180 days after the effective date. If a prepayment is made within 90 days, we must pay a prepayment penalty of 25%; from 91 to 180 days, we must pay a prepayment penalty of 30%. We may pay such prepayment penalties, if we so choose, by issuing common stock at the conversion price. If such shares are not eligible for removal of restrictions pursuant to a registration statement or Rule 144 within 10 trading days following the six-month anniversary of the effective date, Tangiers may rescind the stock issuance and force the Company to pay the prepayment penalty in cash. Upon the occurrence of an event of default, as such term is defined under the Tangiers Note, additional interest will accrue from the date of the event of default at a rate equal to the lower of 22% per annum or the highest rate permitted by law, and an additional 25% shall be added to the principal amount of the note.

This current report on Form 8-K shall not constitute an offer to sell or a solicitation of an offer to buy any shares of common stock, nor shall there be any sale of shares of common stock in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or other jurisdiction.

The foregoing descriptions of the Vernal Bay and Chappy Bean notes, the amendments to those notes dated March 5, 2019, the Tangiers Note, and the amendment to that note, are qualified in their entirety by reference to the full text of such documents, copies of which are attached as Exhibits hereto. The representations, warranties and covenants contained in such agreements were made only for purposes of such agreements and as of specific dates, were solely for the benefit of the parties to such agreements, and may be subject to limitations agreed upon by the contracting parties.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The discussion set forth in Item 1.01 is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)     Exhibits.

Incorporated by Reference Herein
Exhibit Number	Exhibit Description	Form	File Date
10.1	Promissory Note issued to Vernal Bay Investments, LLC on September 19, 2018	Form 8-K	9/24/2018
10.2	Stock Purchase Warrant issued to Vernal Bay Investments, LLC on September 19, 2018	Form 8-K	9/24/2018
10.3*	Amendment dated March 5, 2019 to Promissory Note issued to Vernal Bay Investments, LLC on September 19, 2018
10.4	Promissory Note issued to Chappy Bean, LLC on September 19, 2018	Form 8-K	9/24/2018
10.5	Stock Purchase Warrant issued to Chappy Bean, LLC on September 19, 2018	Form 8-K	9/24/2018
10.6*	Amendment dated March 5, 2019 to Promissory Note issued to Chappy Bean, LLC on September 19, 2018
10.7	Convertible Promissory Note issued to Tangiers Global, LLC dated January 31, 2019	Form 8-K	2/11/2019
10.8*	Amendment dated March 5, 2019 to Convertible Promissory Note issued to Tangiers Global, LLC dated January 31, 2019

* Filed hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 8, 2019	BIOLARGO, INC.

	By:	/s/ Dennis P. Calvert
Dennis P. Calvert
President and Chief Executive Officer